UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2008

PEOPLES BANCORP INC.
(Exact name of Registrant as specified in its charter)

Ohio	0-16772	31-0987416
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification Number)

138 Putnam Street, PO Box 738
Marietta, Ohio	45750
(Address of principal executive office)	(Zip Code)

Registrant's telephone number, including area code:	(740) 373-3155

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

During June 2008, management of Peoples Bank, National Association ("Peoples Bank"), a wholly-owned subsidiary of Peoples Bancorp Inc. (“Peoples”), determined a single commercial real estate loan, with a principal balance of $12.6 million and secured by real estate located in west central Florida, was exhibiting indicators of impairment.  In connection with its quarterly analysis of the allowance for loan losses for the second quarter, management’s review of updated information received on this loan during the second quarter indicated the borrower may be unable to meet its contractual payment obligations, and therefore the loan was placed on nonaccrual status as of June 30, 2008.
Management determined the value of the collateral had decreased substantially, due to the rapidly deteriorating conditions in the Florida real estate market, causing the loan to be under collateralized.  Accordingly, the loan was charged down to the fair value of the collateral of $6.5 million, less estimated costs to sell of $0.3 million (net value of $6.2 million) in the second quarter.  The fair value used by Peoples Bank represents the amount estimated to be received from the sale of the property.
As a result of the loan impairment, Peoples recorded an additional provision for loan losses of $4.5 million ($2.9 million or $0.28 per diluted share after-tax) in the second quarter of 2008 in order to maintain the adequacy of the allowance for loan losses as of June 30, 2008, based on management’s quarterly evaluation of credit losses inherent in the portfolio.  Management believes it has appropriately considered this loan relationship in establishing the allowance for loan losses at June 30, 2008, although there can be no assurance the allowance for loan losses will be adequate to cover all future losses.
Peoples Bank’s management continues to evaluate the financial condition of the borrower and guarantors and the value of the collateral related to this loan.  Additional impairment charges with respect to this loan may be required if the fair value of the collateral continues to deteriorate and the actual realizable value of the collateral is less than currently estimated.
Peoples Bank’s out-of-pocket expenditures (including professional fees) in connection with the resolution of this loan are not expected to be material, although the actual amount of such expenditures ultimately will depend on the length of time, and number of hours of professional assistance required to finally resolve the loan, the nature of the proceedings in which the loan is resolved, and other factors.
As of the date of this Current Report on Form 8-K, management anticipates Peoples will record a total provision for loan losses of approximately $6.8 million in the second quarter of 2008, compared to $1.4 million recorded in the first quarter of 2008 and $0.8 million in the second quarter of 2007.  The following table provides details regarding Peoples’ estimated non-performing assets levels and related asset quality ratios at June 30, 2008:

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands, end of period)	2008	2008	2007	2007

Nonperforming assets:
Loans 90 days or more past due	$ 290	$ 438	$ 378	$ 313
Nonaccrual loans	20,910	17,061	8,980	7,096
Total nonperforming loans	21,200	17,499	9,358	7,409
Other real estate owned	411	343	343	213
Total nonperforming assets	$ 21,611	$ 17,842	$ 9,701	$ 7,622

Nonperforming loans as a percent of total loans	1.92%	1.57%	0.83%	0.67%
Nonperforming assets as a percent of total assets	1.13%	0.94%	0.51%	0.41%
Nonperforming assets as a percent of total loans
and other real estate owned	1.96%	1.60%	0.87%	0.69%

Allowance for loan losses	$ 15,229	$ 15,953	$ 15,718	$ 14,692
As a percent of total nonperforming loans	71.8%	91.2%	168.0%	198.3%
As a percent of gross loans	1.38%	1.43%	1.40%	1.33%

As previously disclosed in Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, Peoples placed a single, unrelated commercial real estate loan, with a principal balance of $7.0 million and secured by real estate located in central Ohio, on nonaccrual status during the first quarter of 2008.  This loan was still on nonaccrual status at June 30, 2008.

Peoples’ remaining exposure to loss in its loan portfolio attributable to Florida real estate is limited to three unrelated relationships.  These unrelated loans had an aggregate principal balance of $2.2 million at June 30, 2008, and are performing in accordance with their original terms. Overall, Peoples has had minimal lending activity outside its primary market areas, with out-of-market loans comprising $108.2 million, or approximately 10% of total outstanding loan balances at June 30, 2008.
Peoples will announce second quarter 2008 earnings before the market opens on July 29, 2008.   Peoples’ executive management will conduct a facilitated conference call to discuss second quarter 2008 results of operations at 11:00 a.m. Eastern Daylight Time on the same date.  Analysts, media and individual investors are invited to participate in the conference call by calling (800) 860-2442.  A simultaneous Webcast of the conference call audio will be available online via the “Investor Relations” section of Peoples’ website, www.peoplesbancorp.com.  Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software.  A replay of the call will be available on Peoples’ website in the “Investor Relations” section for one year.

Safe Harbor Statement:
Certain statements in this Form 8-K which are not historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.  Words such as “feels”, “expects,” “believes”, “plans”,  “will”, “would”, “should”, “could” and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying such statements.  Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially.  Factors that might cause such a difference include, but are not limited to: (1) deterioration in the credit quality of Peoples’ loan portfolio could occur due to a number of factors, such as adverse changes in economic conditions that impair the ability of borrowers to repay their loans, the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected, which may adversely impact the provision for loan losses; (2) competitive pressures among financial institutions or from non-financial institutions, which may increase significantly; (3) changes in the interest rate environment, which may adversely impact interest margins; (4) changes in prepayment speeds, loan originations, sale volumes, and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (5) general economic conditions, either national or in the states in which Peoples and its subsidiaries do business, which may be less favorable than expected; (6) political developments, wars or other hostilities, which may disrupt or increase volatility in securities markets or other economic conditions; (7) legislative or regulatory changes or actions, which may adversely affect the business of Peoples and its subsidiaries; (8) adverse changes in the conditions and trends in the financial markets, which may adversely affect the fair value of securities within Peoples’ investment portfolio; (9) a delayed or incomplete resolution of regulatory issues that could arise; (10) ability to receive dividends from subsidiaries; (11) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (12) the costs and effects of regulatory and legal developments, including the outcome of regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; and (13) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples’ reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading “ITEM 1A. RISK FACTORS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007.  Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements.  Copies of documents filed with the SEC are available free of charge at the SEC’s website at http://www.sec.gov and/or from Peoples’ website.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEOPLES BANCORP INC.

Date: July 23, 2008	By:	/s/ EDWARD G. SLOANE
Edward G. Sloane
Chief Financial Officer and Treasurer